ASSIGNMENT

THIS ASSIGNMENT (the “Assignment”), dated as of June 30, 2016 (the “Effective Date”), is made by and between Raymon Tate (“Tate”), and American Gas & Technology LP, an Oregon limited partnership (“AG&T LP”).

RECITALS

WHEREAS, TATE is desirous of assigning to AG&T LP, and AG&T LP is desirous of assuming from TATE, certain intellectual property and LNG Stations in return for Tate receiving 10,000,000 limited partnership units (the “LP Units”) of AG&T LP free and clear of any liens or encumbrances;

ASSIGNMENT AND ASSUMPTION

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Assignment and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto intending to be legally bound hereby agree as follows:

1.	ASSIGNMENT OF ASSET AND ISSUANCE OF UNITS

1.1	Subject to the terms of this Assignment, Tate hereby assigns to AG&T LP the assets listed in the attached Exhibit A (“Assets”).
1.2	As consideration for the assignment of the Assets, AG&T LP agrees to assign to Tate 10,000,000 of its limited partnership Units.

2.	REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties of Tate:
2.1.1	Authorization. This Assignment and all other agreements contemplated by this Assignment, when executed and delivered by the parties thereto, shall constitute legal, valid, and binding obligations of Tate, enforceable against Tate in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally or judicial limits on equitable remedies.
2.1.2	No Adverse Consequences. The execution, delivery and performance of this Assignment by Tate will not: i) result in the creation of imposition of any lien, security interest, charge or encumbrance on the Assets; ii) violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to Tate; or iii) conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions, or provisions of, result in the loss of any benefit to Tate under, or constitute a default under (whether by virtue of the application of a “change of control” provision or otherwise) any agreement, instrument, license or permit to which either Tate is a party or by which Tate is bound.

2.1.3	Clear Title. Tate represents and warrants that Tate has good and marketable title to all of the Assets, in each case free and clear of all options, warrants, mortgages, liens, security interests, pledges, charges or encumbrances of any nature whatsoever other than as disclosed in this Assignment.
2.1.4	Litigation. There are no actions, suits, proceedings, orders, investigations, or claims pending or, to Tate’s knowledge, threatened against the Assets, at law or in equity.
2.1.5	Accuracy of Representations and Warranties. None of the representations and warranties of Tate contain any untrue statement of material fact or omit any material fact concerning the statements contained in this Agreement not misleading.

2.2	Representations and Warranties of AG&T LP:
2.2.1	Organizational Power. AG&T LP is a limited partnership incorporated and legally existing under the laws of the state of Oregon, and has all requisite power and authority to enter into this Assignment and to perform its obligations hereunder.
2.2.2	Authorization. The execution, delivery and performance of this Assignment and all other agreements contemplated by this Assignment to which AG&T LP is a party have been duly and validly authorized by all necessary corporate action of AG&T LP. This Assignment and all other agreements contemplated by this Assignment, when executed and delivered by the parties thereto, shall constitute legal, valid, and binding obligations of AG&T LP, enforceable against AG&T LP in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally or judicial limits on equitable remedies.
2.2.3	No Adverse Consequences. The execution, delivery and performance of this Assignment by AG&T LP will not: i) violate or conflict with, or result in a breach of, any provision of AG&T LP’s articles or limited partnership agreement; ii) violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to AG&T LP; or iii) conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions, or provisions of, result in the loss of any benefit to AG&T LP under, or constitute a default under (whether by virtue of the application of a “change of control” provision or otherwise) any agreement, instrument, license or permit to which either AG&T LP is a party or by which Tate is bound.
2.2.4	Accuracy of Representations and Warranties. None of the representations and warranties of AG&T LP contain any untrue statement of material fact or omit any material fact concerning the statements contained in this Agreement not misleading.

2.3	All representations, warranties, covenants and agreements made in this Assignment or in any exhibit, schedule, certificate or agreement delivered in accordance with this Assignment shall survive the Effective Date.

3.	GENERAL PROVISIONS

3.1	Waiver. The failure of either party to comply with any obligation, covenant, agreement or condition in this Assignment may be waived in writing by the party entitled to the performance of such obligation, covenant or agreement or by the party who has the benefit of such condition, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
3.2	Amendment. This Assignment may not be amended unless consented to in writing by the parties hereto.
3.3	Assignment. This Assignment may not be assigned by either party without the prior written consent of the other party hereto.
3.4	Notice. Any notice or communication required or permitted to be given under this Assignment shall be given in writing and shall be considered to have been given if delivered by hand, transmitted by facsimile transmission or mailed by prepaid registered post in the United States, to the last known address of the other party. Either party may designate in writing at any time the latest address to which notice may be given to that party.
3.5	Currency. Any references to currency in this Assignment or any attachment thereof are to be un U.S. Dollars unless otherwise stated.
3.6	Time of the Essence. Time shall be of the essence of this Assignment.
3.7	Invalidity. The invalidity or unenforceability of any provision of this Assignment shall not affect the validity or enforceability of any other provision and any such invalid or unenforceable provision shall be deemed to be severable.
3.8	Entire Agreement. The provisions of this Assignment constitute the entire agreement between the parties and supersede all previous communications, representations and agreements, whether oral or written, between the parties with respect to the subject matter of this Assignment.
3.9	Inurement. This Assignment shall inure to the benefit of and be binding upon the parties and, except as otherwise provided or as would be inconsistent with the provisions of this Assignment, their respective heirs, executors, administrators, successors and assigns.
3.10	Independent Legal Advice. Each of the parties to this Assignment confirms and acknowledges that it has been provided with an opportunity to seek independent legal advice with respect to its rights, entitlements, liabilities and obligations hereunder and understands that it has been recommended that such advice be sought prior to entering into this Assignment. Each party, and/or the respective attorneys of each party, has carefully reviewed, or has had an opportunity to review, this Agreement. Accordingly, the parties agree that the normal rule of construction that any ambiguities are to be resolved against the drafting party shall not be utilized in the interpretation of this Agreement.

3.11	Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that this Assignment is signed by one party and faxed or emailed to another, the parties agree that a faxed or emailed signature shall be binding upon the parties as though the signature was an original.

IN WITNESS WHEREOF this Assignment has been executed by the parties, and is effective as of the Effective Date.

RAYMON TATE	AMERICAN GAS & TECHNOLOGY LP By its General Partner

/s/Raymon E. Tate Jr.	By: /s/Raymon E. Tate Jr.
Raymon E. Tate Jr., CEO

Exhibit A

The following assets are being assigned by Raymon Tate to American Gas & Technology LP:

1)	All intellectual property and know-how from Raymon Tate’s twenty-four years of work developing, marketing, and financially modeling for a business to commercialize the production, storage and distribution of liquefied natural gas (LNG) in small liquefaction stations that will be located onsite in a customer’s fleet yard. This includes full ownership of U.S. patents: #5,327,730, #5,386,699, #6,196,280, # 6,220,052 and sixty-plus claims that will be filed in the future.
2)	Two demonstration LNG stations capable of producing 36 gallons/day of LNG and 1,200 gallons/day of LNG, respectively.